Exhibit 99.2

Katie:
Thank you and good morning. Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to me following the conclusion of the call.
I will now turn it over to Stephen.
Stephen:
Thank you, Katie and good morning everyone.
As we announced yesterday, we completed the first quarter with results that put us on track to achieve our guidance range for the year. This is no small feat given the wave of bankruptcies and store closings we experienced in the first few months of the year and is a credit to the determination and persistence of the CBL team. Even though our stock price is trading at new lows, our passion for the business has not diminished and we are steadfast in our efforts to show the market that CBL will achieve long term stability and success.
First and foremost we are focused on preserving and enhancing liquidity to fund our redevelopment program and reduce leverage. While we tout this metric on every call, it’s important to repeat that at the mid-point of guidance, we will generate over $220 million in estimated free cash flow in 2019 after preferred and common dividends. This free cash flow is our primary source to fund income generating redevelopments and debt reduction, which allows us to replace lost income while lowering leverage. We are executing our capital lite strategy, which minimizes the required investment in redevelopments through pad sales, ground leases or joint venture structures. We have more than a dozen anchor replacements in our pipeline where our required investment is under $5.0 million. We realize that there are numerous accretive uses for cash across our capital structure and our equity and bonds prices remain extremely attractive for buy backs. However, we believe that maintaining maximum liquidity to operate our business and fund redevelopments should remain our priority.
Hand-in-hand with this focus on liquidity is our other major strategic priority - to stabilize revenues. We are achieving this goal through re-leasing and generating incremental income from our anchor replacement program. We are seeing demand from restaurants, entertainment uses and expanding retailers as well as a broad range of non-retail uses to backfill our locations. As we mentioned last quarter, between Bon Ton and Sears, we had roughly 40 anchors close. We are making tremendous progress as outlined by the nearly two dozen committed anchor replacements listed in our earnings release and supplemental. The transformation of our properties as we bring in newer, more dynamic uses will stabilize income, drive additional traffic and strengthen our portfolio for the long term.
We are diversifying our tenant base away from apparel through our new leasing. In 2018, over 67% of our total new leasing was executed with non-apparel tenants, including dining, entertainment, value and service. This trend accelerated in the first quarter to nearly 80% of our new leases executed with non-apparel tenants. We are currently under construction, have agreements executed or are in active negotiation on two multi-family projects, 13 entertainment operators, including two casinos, 10 hotels, 30 restaurants, four fitness centers, five medical uses, two self-storage facilities, two grocers and a number of other non-retail uses. These additions allow us to extract value from underutilized parking areas and create valuable outparcels.

As we replace vacant anchor locations and aggressively backfill shop space, we are also working to lower expenses. We have reduced salary and bonus amounts for senior management and have taken steps to achieve other cost efficiencies. We are actively managing our portfolio through the disposition of underperforming properties as well as monetization of other assets to provide a low cost equity source. We closed on the sale of Cary Towne Center as well as the transfer of Acadiana Mall in January. And earlier this week, we completed the sale of Honey Creek Mall.
We are urgently and aggressively pursuing every opportunity to stabilize CBL and improve the Company’s valuation. We remain confident that we have the strategy, liquidity, people, properties and commitment to successfully execute.
In April we held our Company’s Leadership Conference and welcomed our field employees to Chattanooga, along with our home office management and sales staff, for training, education and team building. The dedication, energy and creativity of the CBL team is second to none. While the challenges we face could weigh on morale, the CBL team has consistently rallied together to stand tall. And we are all singularly focused on successfully navigating the challenges that we are experiencing today.
I’ll touch briefly on the class action settlement that we announced in March. The decision to settle was one of the most difficult we have faced. From the initial filing, we have denied, and continue to deny, any wrongdoing and believe that our actions at all times have been proper and lawful. However, given the acceleration in the pace of the case and the inherent risk of litigation we made the business decision to settle and believe this was the right choice for the company and its shareholders. The structure of the settlement helps to mitigate the annual cash impact. Former tenants will go through a claims process and current tenants will be credited over a five year period. The $26 million in cash savings from the common dividend suspension will generally offset the cash expense of the attorney’s fees. As we stated in our release on the settlement, our intent is to reinstate the common dividend in January and we will review taxable income projections for 2020 later in the year to determine the appropriate level. As noted by our 8K filing last week, we have executed the settlement agreement. The court has provided preliminarily approval, but the settlement is still subject to a final approval order. Final approval could occur as early as August, after which we’ll be able to provide more disclosure on the cash and credit components of the settlement. Finally, I’ll caution that since this settlement has not received final approval from the court, we will not be making additional comments beyond what we’ve previously disclosed and appreciate your understanding of this sensitivity.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
Our leasing team delivered over 1.1 million square feet of total leasing activity during the quarter, including 422,000-square-feet of new leasing and 693,000-square-feet of renewals. Same-center mall occupancy increased 20 basis points from first quarter last year to 89.7% and portfolio occupancy similarly increased 20 basis points to 91.3%. Bankruptcy-related store closures impacted first quarter mall occupancy by approximately 110 basis points or 200,000-square feet, including closures from Things Remembered, Gymboree’s Crazy 8 label and several Charlotte Russe stores. However, the closures related to the namesake Gymboree stores, Payless ShoeSource and the majority of Charlotte Russe locations occurred after the end of the quarter and will impact second quarter occupancy.
On a comparable same-space basis for the first quarter, we signed nearly 570,000-square-feet of new and renewal leases at an average gross rent decline of 9.5%. Spreads on new leases for stabilized malls increased 9.3% and renewal leases were signed at an average of 12.3% lower than the expiring rent. This quarter’s results were impacted by renewals on eight Thing’s Remembered stores that we expect to remain open following their bankruptcy filing and a group of Christopher & Banks stores.
Same-center sales for the year were flat at $377 per square foot compared with the prior year. Sales for the first quarter were muted by declines in January that resulted from an unfavorable reporting calendar. Sales for February were relatively flat and March generated a solid increase, especially considering that Easter was in late April this year. Weather also impacted a number of centers in both January and March with several early closures. Categories that performed well included fast casual dining, electronics, children’s and family shoes, cosmetics and wellness.

As Stephen noted earlier, we are making excellent progress backfilling vacant anchors with commitments for nearly two dozen locations. Our properties are not only the favored shopping destination in their markets but are becoming the go-to place for entertainment, dining, service, lodging and more. Consistent with prior quarters, we’ve provided a full schedule for all of the Sears and Bon-ton locations in our portfolio in the supplemental. I’ll walk through several of the major projects.
Bonefish Grill and Metro Diner opened in the former Sears Auto Center at Volusia Mall in Daytona Beach earlier this year.
In Greensboro at Friendly Center, a new 27,000-square-foot O2 Fitness will open in May, replacing a former freestanding restaurant.
We will open the first phase of the redevelopment of the former Macy’s at Parkdale Mall in May. New stores include Dick’s Sporting Goods, HomeGoods and Five Below. We will also start construction later this year on a joint venture self-storage facility on a parcel outside the ring road at Parkdale. This project is a similar structure to our previous developments in that we will contribute the land as our equity. The opening is expected in late 2019/early 2020.
In the fall we’ll celebrate the grand opening of the redeveloped Sears at Brookfield Square in Milwaukee, WI. The first phase of the project includes the new Movie Tavern by Marcus Theaters and Whirlyball entertainment center. Two restaurants have already opened in outlots on the Sears parcel and construction has commenced on the new hotel and convention center, which will connect through a landscaped walkway to our center. We are also adding fitness and medical as part of our new tenant mix.
Dave & Busters will open in May at Hanes Mall in Winston-Salem in former shop space near the Sears wing. Novant Health purchased the Sears location at this center and has plans to redevelop the location into a new health facility.
We commenced construction on the Sears redevelopment project at Hamilton Place here in Chattanooga. The project includes Dave & Busters, Aloft Hotel, Dick’s Sporting Goods, a fitness facility, additional restaurants and office space - all joining Cheesecake Factory, which opened last December. The hotel is being developed in a joint venture with a well-regarded local operator. We will contribute land as our portion of the equity, which allows us to realize value from our assets and to share in future upside.
We have two casinos that will replace vacant anchor locations at malls in Pennsylvania. We executed a lease for a casino to locate in the former Sears at York Galleria in York, PA. At Westmoreland Mall, we have a new Stadium Live! Casino taking the former Bon-Ton location. We expect construction to begin later this year with an opening anticipated in 2020. While both casinos remain subject to regulatory approvals, we are excited to move forward with such transformational opportunities.
At Dakota Square Mall in Minot, ND, we executed a lease with Ross to take a portion of the former Herberger’s location. Construction will begin shortly with an opening anticipated later this year.
At our 50/50 joint venture property, Kentucky Oaks in Paducah, KY, Burlington and Ross opened in the Seritage-owned former Sears. Our joint venture partners have executed a lease with HomeGoods to replace the former Elder-Beerman store and have two additional tenants under negotiation.
Dillard’s purchased the former Sears location at Richland Mall in Waco, TX. They anticipate opening a new store in the space in 2020.
We have also executed a lease with entertainment operator, Tilt, for the former Sears location at Cherryvale Mall in Rockford, IL. We lost both BonTon and Sears at this property. The BonTon was replaced with Choice Home Center, which opened in late 2018. These replacements required minimal investment.
We have signed leases for two new Round1 locations, one for the former Sears at South County Center in St. Louis, MO and the second in former shop space at Northwoods Mall in Charleston, SC.
In addition to the anchor redevelopments and replacements I’ve just walked through, we have a lot of activity in the LOI or negotiation stages and will continue to make announcements as deals progress.
I will now turn the call over to Farzana to discuss our financial results.

Farzana:
Thank you, Katie.
As we announced on our last call, in January we closed on our new $1.185 billion credit facility with a maturity date of July 2023. With this closing we’ve addressed all of our unsecured debt maturities until 2023 and simplified our covenants. With the extension of our lines, our maturities over the next few years are almost solely comprised of individual non-recourse mortgage loans. At the end of the first quarter, we had $390 million outstanding on our line of credit.
In January, we completed the sale of Cary Towne Center and also completed the transfer of Acadiana Mall. The $163.4 million of related debt has been extinguished and we recognized a gain on extinguishment of debt this quarter related to both transactions.
We have four secured loans maturing in 2019. Two cross-collateralized loans with the same institutional lender secured by Honey Creek and Volusia Mall had a maturity date of July, 2019 with an aggregate balance of $64.0 million as of April 1, and an interest rate of 8%. In April we closed a new $50 million five year non-recourse loan secured by Volusia Mall with the existing lender at a fixed interest rate of 4.56%. Additionally, we sold Honey Creek Mall in April for $14.6 million. We utilized proceeds from the new loan and the sale to retire the existing loans.
We also have a $4.5 million loan secured by the second phase of our Atlanta outlet center that we anticipate refinancing prior to year-end.
We have two secured loans that mature in December, Greenbrier Mall and Hickory Point. These loans were previously restructured. We are in discussions with the lenders to determine next steps.
We are also focused on secured financings which mature in 2020. We have several properties with high debt yields that we will begin working to refinance.
Our total pro rata share of debt at the end of March 2019 was $4.48 billion. We have reduced our debt levels by $179 million sequentially and over $260 million from March 2018.
At quarter end, net debt-to-EBITDA was 7.3 times, flat from year-end 2018.
First quarter adjusted FFO per share was $0.30, representing a decline of $0.12 per share compared with $0.42 per share for the first quarter 2018. While adjusted FFO was lower than consensus, we believe this was primarily the result of timing. Outparcel sales were $0.01 lower and G&A was $0.02 per share higher than the prior year quarter. G&A for the current quarter included legal and 3rd party expense related to the new term loan, litigation expense and a change in the timing of bonus payments for non-executive employees. Other variances included $0.02 per share dilution from asset sales and non-core properties and $0.05 per share from lower NOI. First quarter FFO included an accrual of $88.1 million related to the proposed litigation settlement, which was excluded from adjusted FFO. As claims are paid or liability is released, we will reduce this amount in future periods. Once the final order is issued from the court later this year, we will be able to provide more information on the claims and to discuss the annual impact in future years. For 2019, we anticipate the settlement to be relatively cash neutral. The majority of the attorney’s fees will be paid after the final order is issued and this amount is offset by savings from the suspension of the dividend for the next two quarters.
For the first quarter, same-center NOI decreased 5.3%. The decline was primarily related to lost rent due to closed anchor and in-line stores as well as declines in renewal leasing.
The presentation of our income statement changed with the adoption of the new lease accounting standard. We understand that these changes make the comparability of periods more difficult this year. We’ve provided more information on the components that were consolidated into the new Rental Revenue line in our financial supplement.
During the quarter we recognized a $22.8 impairment on Greenbrier Mall due to a change in the expected hold period. Several years ago, we restructured the loan secured by Greenbrier, extending the maturity date to 2019. Cash flow at the property has declined and while it is still currently covering debt service, we are in discussions with the lender to evaluate various options.

We are reiterating FFO, as adjusted, per share guidance for the full-year 2019 in the range of $1.41 - $1.46 per share, which assumes a same-center NOI decline in the range of (6.25)% - (7.75)%. Our initial reserve for the year was set in the range of $5-15 million. As a reminder, this reserve is used to take into consideration the impact of unbudgeted bankruptcies, store closures, rent reductions and co-tenancy that may occur. Last quarter we discussed a number of retailer bankruptcies that are impacting 2019. We had incorporated into our budgets certain store closures that were expected including the bankruptcy filings for Gymboree, Charlotte Russe and Things Remembered. However, subsequent to our February call, Charlotte Russe announced a liquidation resulting in additional annual revenue loss of approximately $5 million and Payless Shoes filed for bankruptcy and announced a liquidation. Annual gross rent from Payless is approximately $3.8 million. Incorporating this impact as well as other variances to budget, we currently expect to utilize approximately $6-$8 million of the reserve. We will update our expected reserve usage each quarter.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
We have made important progress on our major strategies so far this year between the success we are seeing in our redevelopment program and the closing of the credit facility recast. While the lawsuit settlement was a setback, it was a business decision we felt compelled to make. The suspension of the dividend for the remaining two quarters of this year offsets the cash outlay for the settlement allowing us to preserve our cash flow to invest in our business. As we have said, our plan is to reinstate the dividend for the first quarter of 2020 at an amount that will be determined once we have better visibility to 2020 projected taxable income. In the interim, we are doing everything in our power to lease space, replace former anchors, generate other sources of income, reduce expenses and diversify our tenant base. Yes, we have critical work ahead of us but we have a team that believes in our strategy and is committed to delivering results and restoring the market’s faith in our company.
Thank you for your time today. We will now open the call to questions.